Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Pre-Effective Amendment No. 1 to the Registration Statement (Form S-4 No. 333-139917) and related Prospectus of AirTran Holdings, Inc. for the registration of 16,670,957 shares of its common stock and to the incorporation by reference therein of our report dated March 9, 2006 (except for Note 1, as to which the date is August 7, 2006), with respect to the consolidated financial statements and schedule of AirTran Holdings, Inc., and our report dated March 9, 2006 (except for the effects of the additional material weakness described in the fifth paragraph of such report, as to which the date is August 7, 2006) with respect to AirTran Holdings, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of AirTran Holdings, Inc., included in its Annual Report (Form 10-K/A) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Atlanta, Georgia

January 31, 2007